Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated October 20, 2003, hereby amends and restates in its entirety that certain Employment Agreement, entered into as of the June 1,1996, as amended, (the “Original Employment Agreement”) by and between GARY PRUITT (the “Employee”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”),

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Employee in the capacity of its President and Chief Executive Officer; and

WHEREAS, the Employee is willing to accept such employment upon the terms and conditions set forth below and is committed to remaining in the Company’s employ upon the terms and conditions set forth below; and

WHEREAS, the Company and the Employee wish to amend and restate the Original Employment Agreement, as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Term of Employment.

(a) Basic Rule. The Company agrees to continue the Employee’s employment, and the Employee agrees to remain in employment with the Company, from the date hereof until the earliest of:

(i) June 1, 2006, or such later date to which the term of this Agreement may be extended pursuant to the provisions of Subsection (b) of this Section 1;

(ii) The date when the Employee’s employment terminates pursuant to Subsection (d), (e), (f), (g) or (h) below; or

(iii) The date of the Employee’s death.

(b) Automatic Extension of Term. Subject to the provisions of Subsections (c) through (f) of this Section 1, the term of this Agreement shall be extended automatically for one year effective on June 1, 2004 (so that effective on that date the term of employment shall be extended from June 1, 2006 to June 1, 2007), and on each succeeding June 1 (so that effective on each such day, the remaining term of employment shall be for a full three-year period).

(c) Election Not to Extend Term. Employee or the Board of Directors of the Company, by written notice delivered to the other, may at any time elect to terminate the automatic extension provisions of Subsection (b) of this Section 1. Such election shall apply only to extensions that would otherwise become effective more than 60 days after delivery of such notice and shall not apply to extensions that already have become effective.

(d) Early Termination or Resignation. The Company may terminate the Employee’s employment for any reason by giving the Employee not less than 60 days’ advance notice in writing (in which event the Employee may become entitled to the payments and benefits described in Section 5). The Employee may terminate his employment earlier by giving the Company not less than six months’ advance notice in writing. The Company may elect, in its sole discretion, to waive such six months’ advance written notice requirement; provided, however, that the Company’s election to waive such advance notice shall not constitute a termination of employment entitling the Employee to the payments and benefits described in Section 5.

(e) Termination for Cause. The Company may terminate the Employee’s employment at any time for Cause by giving the Employee written notice. For all purposes under this Agreement, “Cause” shall mean (i) a willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to the Company. No act, or failure to act, by the Employee shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. The Company’s notice of termination shall specify the nature of the Cause.

(f) Termination for Disability. The Company may terminate the Employee’s employment for Disability by giving the Employee not less than 60 days’ advance notice in writing (in which event the Employee shall become entitled to the payments and benefits described in Section 6 to the extent provided therein). For all purposes under this Agreement, “Disability” shall mean that the Employee, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six consecutive months as a result of a sickness or an injury, as determined for purposes of the Company’s long-term disability income insurance. The Company’s notice of termination shall specify the nature of the Disability. In the event that the Employee resumes the performance of his duties hereunder on a full-time basis before the termination of his employment under this Subsection (f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(g) Termination for Mental Incompetence. The Company may terminate the Employee’s employment at any time for Mental Incompetence by giving the Employee written notice. Subsection (f) above and Section 6 shall become applicable thereafter, to the extent provided in such provisions. For all purposes under this Agreement, “Mental Incompetence” shall mean that the Employee has been judicially determined to be of unsound mind.

(h) Resignation for Good Reason. Notwithstanding the provisions of Subsection (d) above, the Employee may terminate his employment for Good Reason by giving the Company not less than 60 days’ advance notice in writing (in which event the Employee shall become entitled to the payments and benefits described in Section 5 to the extent provided therein). For all purposes under this Agreement, “Good Reason” shall mean (i) a demotion, (ii) a material reduction in responsibility or authority (including, without limitation, loss of the title or functions of the Chief Executive Officer of the Company or its successor), (iii) removal of the Employee from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of the Employee to exercise the authority and perform the functions customarily exercised and performed by the Company’s Chief Executive Officer.

(i) Notice. For all purposes under this Section 1, the employment relationship shall terminate on the date properly specified in the notice of termination.

Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 1.

(j) Expiration of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

2.	Duties and Scope of Employment.

(a) Position. The Company agrees to employ the Employee in Sacramento, California, as its President and Chief Executive Officer. The Employee shall report to the Company’s Board of Directors and shall have the authority and responsibilities customarily granted to the Chief Executive Officer.

(b) Obligations. During the term of his employment under this Agreement, the Employee shall devote his full business efforts and time to the Company and its affiliates and shall not render services to any other person or entity without the consent of the Company’s Board of Directors. The foregoing, however, shall not preclude the Employee from (i) serving on the boards of directors of not-for-profit entities and trade groups, (ii) serving on the boards of directors of such other corporations as the Company’s Board of Directors may approve from time to time, (iii) engaging in other civic, charitable, non-profit or religious activities, (iv) devoting a reasonable amount of time to private investments which do not interfere or conflict with his responsibilities to the Company, and (v) enjoying the usual holiday and vacation periods.

3.	Base Compensation.

During the term of his employment under this Agreement, the Company agrees to pay the Employee (as compensation for his services) a base salary at an annual rate of $900,000, or at such higher rate as the parties hereto may determine by mutual agreement. (The base salary specified in this Section 3, together with any increases in such salary which the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”) The Employee’s Base Compensation shall be subject to required withholding taxes.

4.	Employee Benefits and Expenses.

(a) Benefits. During the term of his employment under this Agreement, the Employee shall be eligible to participate in all employee benefit plans, bonus programs and fringe benefit arrangements maintained by the Company, subject in each case to (i) the generally applicable terms and conditions of the plan, program or arrangement in question, (ii) the full discretion and determinations of the applicable committee or other plan administrator and (iii) in the case of participation in the Company’s supplemental executive retirement plan or life insurance program, as applicable, the modifications set forth in paragraph (b) and paragraph (c).

(b) SERP. The Employee shall be entitled to receive a supplemental pension benefit from the Company, in addition to any benefit to which he becomes entitled under The McClatchy Company Retirement Plan, calculated in accordance with the provisions of The McClatchy Company Supplemental Executive Retirement Plan in existence on the date of this Agreement (a copy of which is attached hereto as Exhibit A) (the “SERP”) with the modifications next described.

(i) The percentage applied to the Employee’s average monthly earnings and years of benefit service to determine the basic formula amount (currently under Section 4.2 of the SERP) shall be 2% instead of the 1.5% set forth in the SERP, with a benefit service maximum of thirty years.

(ii) Age 60 shall be treated as Employee’s Normal Retirement Age (as defined in the SERP), such that, in applying Article 4 of the SERP to determine the benefit payable under this Agreement, the Employee’s Basic Formula Amount shall not be reduced for payments commencing on or after attainment of age 60 and the early retirement reduction factors shall be determined using age 60 as Normal Retirement Age.

Otherwise, the benefit payable under this Agreement shall be determined employing the offset methodology and all other terms and conditions as described under the SERP. As such, the benefit payable shall be paid in the same form and at the same time as the benefit payable under the SERP, and, pursuant to Section 1(j) hereof, the Company’s obligation to pay the Employee the benefit described in this Section 4(b) shall survive the Employee’s termination of employment from the Company. However, the benefit obligation of this Section 4(b) shall be an unfunded and unsecured obligation of the Company, as to which the Employee shall have no rights other than those of a general creditor of the Company. The benefit payable under this Section 4(b) shall be in complete satisfaction of the benefit otherwise payable under the SERP.

(c) Life Insurance. The Company shall fund the premiums payable on a life insurance policy with a death benefit of $6,000,000 in the Employee’s name and with a beneficiary(ies) of his choice. This coverage shall be treated for all purposes under this Agreement as a group insurance arrangement, and the Company shall continue to fund premiums for the insurance under circumstances described in Section 5(b) and

6(b) for the duration therein provided (with no portion of this premium payable by the Employee).

(d) Business Expenses. During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.	Termination Without Cause or Resignation for Good Reason.

(a) Severance Payment. In the event that, during the term of this Agreement, the Company terminates the Employee’s employment for any reason other than Cause, Disability or Mental Incompetence or in the event that, during such term, the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive a severance payment from the Company (the “Severance Payment”). The Severance Payment shall be made in a lump sum as soon as reasonably practicable, but in no event less than 15 or more than 60 days, following the effective date of the employment termination. However, the Employee may request, subject to the express approval of the Company’s Board of Directors, that the Severance Payment be made in five equal installments (without interest) at 12-month intervals, with the first installment to be paid as soon as reasonably practicable, but in no event less than 15 or more than 60 days, following the effective date of the employment termination. Such a request shall be made in writing not later than 14 days following the effective date of the employment termination and, if approved, shall be irrevocable. Any payments under this Section 5 shall be subject to required withholding taxes. The amount of the Severance Payment shall be equal to 300% of the Employee’s annual rate of Total Compensation (as next defined). For this purpose, “Total Compensation” means the sum of the Employee’s annual rate of Base Compensation, as in effect on the date of employment termination, and the average of the annual bonuses paid to the Employee under the Company’s annual incentive compensation plan for the three completed fiscal years prior to employment termination. The Severance Payment shall be in lieu of any further payments to the Employee under this Agreement (except as provided in Subsection (b) below).

(b) Group Insurance Coverage. In the event that the Employee becomes entitled to a Severance Payment under Subsection (a) above, he shall also be entitled to the group insurance coverage described in this Subsection (b). Such coverage shall continue for the period commencing on the effective date of the employment termination and ending on the earliest of:

(i) The third anniversary of the effective date of employment termination;

(ii) With respect to a particular type of group insurance coverage, the date when the Employee, as a result of his full- or part-time employment or self-employment, becomes eligible to enroll in a group insurance program providing benefits to the Employee and his dependents which, in the aggregate, are not less valuable than the corresponding program maintained by the Company; or

(iii) The date of the Employee’s death.

Such period is referred to in this Section 5 as the “Continuation Period.” During the Continuation Period, the Employee (and, where applicable, his dependents) shall be eligible to continue participation in any group insurance plans maintained by the Company, including (without limitation) health care coverage, life insurance and long-term disability income insurance. Where applicable, the Employee’s salary for purposes of such plans shall be deemed to be equal to the Base Compensation he received immediately prior to the employment termination. To the extent that the Company finds it impractical to cover the Employee under its group insurance policies during the Continuation Period, the Company shall provide the Employee with the same level of coverage under individual policies. The allocation of the cost of insurance coverage under this Subsection (b) between the Employee and the Company shall be the same as for active employees who occupy a position similar to the position occupied by the Employee at the time of the employment termination.

6.	Termination for Disability.

(a) Disability Benefit. In the event that, during the term of this Agreement, the Company terminates the Employee’s employment for Disability, the Employee shall be entitled to the supplemental disability benefit described in this Section 6, in addition to all other benefits to which Employee is entitled under the Company’s long-term disability income insurance program. Such supplemental disability benefit shall be payable in monthly installments during the period commencing on the effective date of the employment termination and ending on the earliest of:

(i) The third anniversary of the effective date of employment termination;

(ii) The date as of which the Employee’s entitlement to benefit payments under the Company’s group long-term disability income insurance program ceases; or

(iii) The date of Employee’s death.

The amount of the annual supplemental disability benefit shall be equal to 60% of the Employee’s annual rate of Base Compensation, as in effect on the date of the employment termination, reduced by all benefits to which the Employee is entitled under the Company’s group long-term disability income insurance program or under any federal or state disability insurance program, including (without limitation) Social Security and California unemployment insurance. Such benefit shall be subject to required withholding taxes.

(b) Group Insurance Coverage. In the event that the Employee becomes entitled to a disability benefit under Subsection (a) above, he shall also be entitled to the group insurance coverage described in this Subsection (b). Such coverage shall continue for the period commencing on the effective date of the employment termination and ending when such disability benefit ceases to be payable. Such period is referred to in this Section 6 as the “Continuation Period.” During the Continuation Period, the Employee (and, where applicable, his dependents) shall be eligible to continue participation in any group insurance plans maintained by the Company, including (without limitation) health care coverage, life insurance and long-term disability income insurance. Where applicable, the Employee’s salary for purposes of such plans shall be deemed to be equal to the Base Compensation he received immediately prior to the employment termination. To the extent that the Company finds it impractical to cover the Employee under its group insurance policies during the Continuation Period, the Company shall provide the Employee with the same level of coverage under individual policies. The allocation of the cost of insurance coverage under this Subsection (b) between the Employee and the Company shall be the same as for active employees who occupy a position similar to the position occupied by the Employee at the time of the employment termination.

7.	Miscellaneous Provisions.

(a) Cut-Back to Avoid Excise Tax. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee (including the right to exercise or vesting of options, restricted stock or other equity compensation) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Employee shall be reduced to one dollar ($1) less than the value at which the Total Payments would be subject to the Excise Tax. The Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments, or benefits that should be reduced or eliminated so as to avoid having the payment or benefit to the Employee be deemed to be subject to the Excise Tax.

(b) Delivery of Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(e) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes any prior employment agreement between the Employee and the Company. This Agreement is in full force and effect notwithstanding The McClatchy Company Corporate Office At-Will Policy adopted by the Company on January 1, 1999, or any amendment to or replacement thereof.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Arbitration. Any dispute or claim in law or equity, whether based on contract or tort or otherwise, relating to or arising out of the employment of the Employee by the Company, other than a claim based on a statute providing an exclusive means of enforcement, shall be settled exclusively by final arbitration in accordance with the labor arbitration rules of the American Arbitration Association in effect at the time the arbitration is initiated. Any claim or dispute subject to arbitration shall be deemed waived, and forever barred, if not presented for arbitration within six months of the date when the claim or dispute arose.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ GARY B. PRUITT

Employee

THE McCLATCHY COMPANY

By:	/s/ WILLIAM K. COBLENTZ

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